Exhibit 10.1
SHAREHOLDER VOTING AND SUPPORT AGREEMENT
SHAREHOLDER VOTING AND SUPPORT AGREEMENT, dated as of September 12, 2007 (this “Agreement”), among Integra Bank Corporation, an Indiana corporation (the “Company”), and each of the persons listed on Schedule I attached hereto (each, a “Shareholder,” and collectively, the “Shareholders”).
R E C I T A L S:
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Peoples Community Bancorp, Inc., a Maryland corporation (“Peoples”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Peoples into Integra (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement; and
WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has required that the Shareholders agree, and each Shareholder has agreed, to enter into this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1. Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.
2. Voting.
(a) Each Shareholder shall, at any meeting of the shareholders of Peoples, however called, or in connection with any written consent of the shareholders of Peoples, vote (or cause to be voted), to the extent the Shareholder has the right to vote or direct such voting, all shares of Peoples Common Stock then held of record or beneficially owned by such Shareholder (the “Shares”), including the Shares listed on Schedule I attached hereto, as follows: (i) in favor of the Merger, the execution and delivery by Peoples of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Peoples under the Merger Agreement or which would result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled. Notwithstanding any other provision of this Agreement to the contrary, the Shareholder shall be permitted to vote such Shares in favor of a Superior Offer that is submitted for approval by the shareholders of Peoples if all of the following shall have occurred: (i) Board of Directors of Peoples has approved such Superior Offer and recommended such Superior Offer to the shareholders of Peoples in accordance with Section 5.1 of the Merger Agreement, (ii) the Merger Agreement has been terminated in accordance with Section 8.1(h) of the Merger Agreement, and (iii) Peoples has paid the Termination Fee to the Company in accordance with Section 8.3(b)(i) of the Merger Agreement.
(b) Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Shareholder (to the extent the Shareholder has the right to dispose of or direct the disposition of such Shares) or any interest therein without the prior written consent of the Company, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that the Company may decline to consent to any such transfer if the Person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement); provided, however, that the foregoing provision shall not be deemed to restrict the transfers of any Shares pursuant to any bona fide margin or other security arrangements in existence prior to the date of this Agreement, (ii) enter into any option or other Contract with respect to any transfer of any or all of such Shares or any interest therein except as permitted in clause (i), (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except to vote the Shares in accordance with the terms of this Agreement, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) subject to Section 6 hereof, take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.
(c) Subject to Section 6 hereof, each Shareholder hereby agrees that such Shareholder (i) shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of Peoples or any Subsidiaries of Peoples to, or otherwise take any other action to assist or facilitate, any Person or group (other than the Company or any Affiliate or associate of the Company) concerning any Acquisition Proposal, (ii) upon execution of this Agreement, will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal, and (iii) will immediately communicate to the Company the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Acquisition Proposal or inquiry which such Shareholder may receive.

(d) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and the Merger Agreement.
(e) To the fullest extent permitted by applicable Law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.
(f) Each Shareholder that is the holder of any Unexercised Options hereby agrees to accept the treatment of Unexercised Options pursuant to Section 2.2 of the Merger Agreement and to execute any documents requested by Peoples or Integra to give effect to or evidence such treatment.
3. Representations and Warranties of Each Shareholder. Each Shareholder hereby represents and warrants, severally and not jointly, to the Company as follows:
(a) Such Shareholder owns individually and beneficially the Shares set forth opposite such Shareholder’s name on Schedule I attached hereto. Such Shares constitute all of the shares owned individually and beneficially by such Shareholder on the date hereof. Except as set forth on Schedule I attached hereto, such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares listed in Schedule I attached hereto with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.
(b) Such Shareholder has the power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.
(c) (i) Except as may be required under applicable securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby and the compliance by such Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Shareholder to perform such Shareholder’s obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license or other Contract of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound or (C) violate any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets.
(d) Except as permitted by this Agreement, the Shares beneficially owned by such Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Liens or proxies arising hereunder.
4. Stop Transfer. Each Shareholder shall request that Peoples not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Shareholder, unless such transfer is made in compliance with this Agreement.
5. Termination. This Agreement shall terminate, and none of the Shareholders or the Company shall have any further rights or obligations hereunder, upon the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement.
6. No Limitation. Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or Affiliate of a Shareholder who is or has been designated a member of the Board of Directors of Peoples, from taking any action solely in his or her capacity as a member of the Board of Directors of Peoples or from exercising his or her fiduciary duties as a member of the Board of Directors of Peoples to the extent specifically permitted by the Merger Agreement.
7. Miscellaneous.
(a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each Shareholder (in the case of any assignment by the Company) or the Company (in the case of any assignment by a Shareholder), provided that the Company may assign its rights and obligations hereunder to any Company Subsidiary, but no such assignment shall relieve the Company of its obligations hereunder.
(c) Without limiting any other rights the Company may have hereunder in respect of any transfer of Shares, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned of record by such Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of Law or otherwise, including, without limitation, such Shareholder’s heirs, guardians, administrators or successors.
(d) This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Shareholder except by an instrument in writing signed on behalf of such Shareholder and the Company.
(e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:
If to a Shareholder:
To such Shareholder in care of Peoples at the address for notices to Peoples set forth in Section 9.6 of the Merger Agreement or to such other address as a Shareholder may hereafter request by delivery of written notice to the Company.
With a copy to:
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C. 20005
Attention: Kevin M. Houlihan
Facsimile: (202) 347-2172
If to the Company:
Integra Bank Corporation
21 S.E. Third Street
Evansville, Indiana 47705
Attention: Martin M. Zorn
Facsimile: (812) 464-9825
With a copy to:
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Attention: David C. Worrell
Facsimile: (317) 569-4800

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
(f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
(h) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
(j) Except to the extent that the Laws of the State of Ohio or Maryland are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Indiana.
(k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Indiana state court located in the City of Evansville or any Federal court located in the Southern District of Indiana, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Indiana state court located in the City of Evansville or any Federal court located in the Southern District of Indiana in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Indiana located in the City of Evansville or in any Federal court located in the Southern District of Indiana, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The prevailing party in any suit, action or other Proceeding arising out of or relating to this Agreement shall be entitled to recover its costs, including attorneys’ fees, incurred in such suit, action or other Proceeding from the other parties.
(l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
(m) This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
(n) All representations, warranties, covenants, agreements, liabilities and obligations of each Shareholder hereunder or in connection with the transactions contemplated hereby shall be several and not joint.
(o) Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.
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IN WITNESS WHEREOF, the Company and the Shareholders have caused this Shareholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

INTEGRA BANK CORPORATION:

By:	/s/ Martin M. Zorn

	Martin M. Zorn		Executive Vice President Chief Financial Officer
,

SHAREHOLDERS:

/s/ John L. Buchanan

John L. Buchanan

Buchanan Family Trust

By:	/s/ John L. Buchanan

Name:	John L. Buchanan
Its:	Trustee

Buchanan’s Power Equipment Center, Inc.

By:	/s/ John L. Buchanan

Name:	John L. Buchanan
Its:	President

/s/ Donald L. Hawke

Donald L. Hawke

/s/ Nicholas N. Nelson

Nicholas N. Nelson

/s/ Thomas J. Noe

Thomas J. Noe

Jacqueline Noe Trust

By:	/s/ Thomas J. Noe, TTEE

Name:	Thomas J. Noe
Its:	Trustee

Thomas J. Noe II Trust

By:	/s/ Thomas J. Noe, TTEE

Name:	Thomas J. Noe
Its:	Trustee

Julie Wissemeier Trust

By:	/s/ Thomas J. Noe, TTEE

Name:	Thomas J. Noe
Its:	Trustee

Jennifer Wissemeier Trust

By:	/s/ Thomas J. Noe, TTEE

Name:	Thomas J. Noe
Its:	Trustee

Jeffrey Wissemeier Trust

By:	/s/ Thomas J. Noe, TTEE

Name:	Thomas J. Noe
Its:	Trustee

/s/ John E. Rathkamp

John E. Rathkamp

/s/ James R. Van DeGrift

James R. Van DeGrift

/s/ Jerry D. Williams

Jerry D. Williams

SCHEDULE I

Name of Shareholder	Number of Shares
John L. Buchanan	12,855
Buchanan Family Trust	20,500
Buchanan’s Power Equipment Center, Inc.	2,000
Donald L. Hawke	21,455
Nicholas N. Nelson[1]	13,455
Thomas J. Noe	408,533
Jacqueline Noe Trust	6,274
Thomas J. Noe II Trust	7,879
Julie Wissemeier Trust	9,887
Jennifer Wissemeier Trust	7,992
Jeffrey Wissemeier Trust	6,992
John E. Rathkamp[2]	34,548
James R. Van DeGrift[3]	31,055
Jerry D. Williams[4]	108,974

[1]	Includes 9,500 shares held jointly with spouse and 500 shares held jointly with son.

[2]	Includes 4,652 shares held jointly with spouse.

[3]	Includes 25,000 shares held jointly with spouse and 100 shares held for the benefit of his grandchildren.

[4]	Includes 4,000 shares held jointly and 4,500 shares held for the benefit of his daughters.